Filed pursuant to Rule 433
Registration Statement No. 333-151820
August 19, 2008

[Text of in-branch marketing materials displayed]

INTERESTED IN INVESTING IN…

FOR A LIMITED TIME, WE’RE OFFERING YOU THE
OPPORTUNITY TO PURCHASE 9% SERIES A
NON-CUMULATIVE, CONVERTIBLE,
PREFERRED STOCK. ASK A FNBGA EMPLOYEE
FOR MORE INFORMATION.

WGNB Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents WGNB Corp. has filed with the SEC for more complete information about WGNB Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, the prospectus relating to this offering is available by visiting our website at www.wgnb.com and clicking on the Investor Relations tab. Not FDIC Insured.